AMENDMENT TO THE
TRUST FOR ADVISED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 12th day for August, 2014, to the Fund Accounting Servicing Agreement dated as of January 1, 2014 (the “Agreement”), is entered into by and between TRUST FOR ADVISED PORTFOLIOS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Servicing Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Trust for Advised Portfolios:

Exhibit E, the NEWCO Financial Services Fund, the NEWCO Maryland Tax-Free Income Fund, the NEWCO Social Awareness Fund and the NEWCO Variable Social Awareness Portfolio are hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR ADVISED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name: Christopher E. Kashmerick	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Legg Mason	1

 Exhibit E to the Trust for Advised Portfolios Fund Accounting Servicing Agreement

Name of Series	Date Added
NEWCO Financial Services Fund	on or after August 12, 2014
NEWCO Maryland Tax-Free Income Fund	on or after August 12, 2014
NEWCO Social Awareness Fund	on or after August 12, 2014
NEWCO Variable Social Awareness Portfolio	on or after August 12, 2014

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule at August, 2014

Annual Fee Based Upon Average Net Assets Per Fund*
___basis points on the first $___ million
___basis points on the next $___ million
___basis points on the next $___ billion
___basis points on the next $___ billion
___basis points on the balance
Minimum annual fee:  $___per fund
▪	Additional fee of $___for each additional class beyond two
▪	Additional fee of $___per manager/sub-advisor per fund
▪	Additional fee of $___for a Controlled Foreign Corporation (CFC)

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)
Pricing Services**
▪	$___- Domestic Equities, Options, ADRs
▪	$___- Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates, Mortgage Backed Securities
▪	$___- CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency Bonds, Asset Backed Securities, High Yield Bonds
▪	$___- Bank Loans
▪	$___- Credit Default Swaps
▪	$___- Swaptions, Index Swaps
▪	$___- Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
Corporate Action & Manual Pricing Services
▪	$___/Foreign Equity Security per Month for Corporate Action Service
▪	$___/Domestic Equity Security per Month for Corporate Action Service
▪	$___ /Month Manual Security Pricing (>___/day)

Fair Value Services (Charged at the Complex Level)**
▪	$___on the First 100 Securities
▪	$___on the Balance of Securities
NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Legg Mason	2

Exhibit E (continued) to the Trust for Advised Portfolios Fund Accounting Servicing Agreement

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule (continued) at August, 2014

Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)*
▪	$___for the first fund (subject to Board approval)
▪	$___for each additional fund (subject to change based on Board review and approval)
▪	$___/sub-advisor per fund

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.
Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing (Charles River), Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.
Fees are calculated pro rata and billed monthly.

Advisor’s Signature below acknowledges approval of the Fund Accounting fee schedule on this Exhibit E

NEWCO Investment Counsel, LLC

By:

Printed Name and Title:	Date:

Legg Mason	3